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                                                     PricewaterhouseCoopers LLP
                                                     Suite 800W
                                                     1301 K St., N.W.
                                                     Washington DC 20005-3333
The Board of Directors                               Telephone (202) 414 1000
North County Bancorp                                 Facsimile (202) 414 1301
444 South Escondido Boulevard
Escondido, CA 92025



December 16, 1999


                           Re:  North County Bancorp
                           -------------------------
               Opinion Under Section 368/1/ and Related Provisions
               ---------------------------- ----------------------


Dear Board of Directors:

You have requested our opinion regarding the Federal income tax consequences of the merger of Wells Fargo & Company Acquisition Corporation ("WFC Sub"), a wholly owned subsidiary of Wells Fargo & Company ("WFC"), with and into North County Bancorp ("NCB"), with NCB being the surviving corporation.

                             Background and Facts
                             --------------------

The following is a summary of the relevant facts relating to the transactions based upon the information which you have furnished to us.

WFC
---

WFC is a diversified financial services corporation whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. WFC is the common parent of the WFC consolidated group for U.S. federal income tax purposes.


---------------------------
/1/ All references to "section" and "Code" shall refer to the Internal Revenue
    Code of 1986, as amended, and the Regulations promulgated thereunder.
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WFC Sub
-------

WFC Sub is a first tier subsidiary of WFC, which was formed in order to effectuate the acquisition of NCB by WFC. WFC Sub will have no assets or activity other than effectuating the acquisition of NCB.

NCB
---

NCB is a bank holding company whose only subsidiary and principal asset is North County Bank, a California state bank with nine branches and one loan production office. NCB and North County Bank join in filing a consolidated tax return for U.S. federal income tax purposes. The bank provides a wide range of banking services to small and medium-sized businesses, real estate construction and development companies, and professionals and individuals located in San Diego and Riverside counties. The bank also offers small business loans through its loan production office in the Seattle, Washington area.

Business Reasons for the Merger
-------------------------------

As the nature of banking has become increasingly competitive, larger financial organizations have demonstrated a willingness to acquire attractive franchises in high-growth markets such as Southern California. The acquisition of NCB by WFC will allow WFC to expand its banking business in the Southern California market.

                              Proposed Transaction
                              --------------------

In order to effectuate the acquisition of NCB by WFC, the following transactions will take place:

1. NCB will redeem for cash each option to purchase NCB common stock that has not been exercised immediately before the merger.

2. WFC will form WFC Sub for purposes of effectuating the reverse subsidiary merger. Prior to the transactions contemplated by the Agreement and Plan of Reorganization, WFC will own all of the outstanding stock of WFC Sub.

3. WFC Sub will merge with and into NCB, with NCB being the surviving corporation. WFC will acquire all of the outstanding common stock of NCB, resulting in NCB becoming a wholly owned subsidiary of WFC. WFC will exchange shares of voting common stock for shares of NCB common stock./2/ Additionally, cash will be distributed (i) in lieu of


-------------------
/2/ Each share of WFC common stock (including shares issued in the merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of WFC
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    fractional shares; and (ii) to dissenting shareholders. The merger will occur pursuant to California General Corporation Law.

No transactions other than those specifically described above are being undertaken in connection with the proposed acquisition of NCB by WFC.

Following the transactions described above, WFC will own all of the outstanding stock of NCB. The former shareholders of NCB and WFC will own all of the outstanding WFC stock.

                               Issues Presented
                               ----------------

Specifically, you have asked us to address the following issues:

1) Whether the merger of WFC Sub with and into NCB will qualify as a tax-free reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E);

2) Whether gain or loss will be recognized by the shareholders of NCB upon the exchange of NCB common stock for WFC voting common stock;

3) Whether the basis of the WFC voting common stock received by the shareholders of NCB who exchange NCB common stock for WFC voting common stock will be the same as the basis of the NCB common stock surrendered in exchange therefor;

4) Whether the holding period of the WFC voting common stock received by the shareholders of NCB receiving WFC voting common stock will include the period during which the NCB common stock surrendered in exchange therefor was held (provided that such NCB common stock was held by such shareholders of NCB as a capital asset on the effective date of the merger);

5) Whether gain or loss will be recognized to WFC Sub on the transfer of its assets to NCB;

6) Whether gain or loss will be recognized to NCB upon the receipt of the assets of WFC Sub in exchange for NCB common stock;


--------------------------------------------------------------------------------
    preferred stock. The right, by itself, does not confer on its holder any rights of a WFC shareholder, including the right to vote or receive dividends, until the right is exercised. Since we have opined that the stock purchase rights should be disregarded for federal income tax purposes, references are not made to the stock purchase rights throughout this opinion.
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7)   Whether the basis of the assets of WFC Sub acquired by NCB will be the same in the hands of NCB as the basis of such assets in the hands of WFC Sub immediately prior to the exchange;

8) Whether the holding period of the assets of WFC Sub in the hands of NCB will, in each instance, include the period during which the assets were held by WFC Sub;

9) Whether gain or loss will be recognized to WFC upon the receipt of NCB stock in exchange for voting common stock of WFC; and

10) Whether the WFC stock purchase rights should be disregarded for federal income tax purposes when analyzing the federal income tax consequences of the merger of WFC Sub into NCB.


                                  Conclusions
                                  -----------

As part of our review of the transaction, we have read a draft of Amendment No. 1 to Form S-4 registration statement (the "S-4"), to be filed with the Securities and Exchange Commission ("SEC") dated Thursday, December 16, 1999 and read the Agreement and Plan of Reorganization dated as of September 29, 1999, as amended as of November 29, 1999, by and among WFC and NCB

Our opinions are based solely upon the material facts being as described in the documents reviewed, the acquisition and the other transactions contemplated by the S-4 and other documents listed above being effected in accordance with the terms set forth therein, and the assumptions and representations made and contained herein being true, correct and complete. In rendering our opinions we have relied upon such documents and the representations and assumptions referred to herein without undertaking independently to verify the accuracy and completeness of the matters covered thereby. In the event any one of the representations or assumptions is incorrect, the conclusions reached in this opinion might be adversely affected.

This opinion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, subchapter "S" corporations, limited liability corporations, foreign corporations, and taxpayers subject to the alternative minimum tax.

It is our opinion, based on the facts, assumptions and representations contained herein, that:
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1)    Provided the merger of WFC Sub with and into NCB qualifies as a merger under California law, the merger of WFC Sub with and into NCB will qualify as a tax-free reorganization within the meaning of sections 368(a)(1)(A) and 368(a)(2)(E);

2) No gain or loss will be recognized by the shareholders of NCB upon the exchange of NCB common stock solely for shares of WFC voting common stock (section 354(a)(1));

3) The basis of the WFC voting common stock received by the shareholders of NCB upon the exchange of NCB common stock solely for shares of WFC voting common stock will be the same as the basis of the NCB common stock surrendered in exchange therefor (section 358(a)(1));

4) The holding period of the WFC voting common stock received by the shareholders of NCB receiving WFC voting common stock will include the period during which the NCB common stock surrendered in exchange therefor was held (provided that such common stock of NCB was held by such shareholders as a capital asset at the time of the transaction) (section 1223(1));

5) No gain or loss will be recognized to WFC Sub on the transfer of its assets to NCB (section 361(a));

6) No gain or loss will be recognized to NCB upon the receipt of the assets of WFC Sub in exchange for NCB common stock (section 1032(a));

7) The basis of the assets of WFC Sub acquired by NCB will be the same in the hands of NCB as the basis of such assets in the hands of WFC Sub immediately prior to the exchange (section 362(b));

8) The holding period of the assets of WFC Sub in the hands of NCB will, in each instance, include the period during which the assets were held by WFC Sub (section 1223(2));

9) No gain or loss will be recognized to WFC upon the receipt of NCB stock in exchange for voting stock of WFC (section 354(a)(1)); and

10) The stock purchase rights should be disregarded for federal income tax purposes when analyzing the federal income tax consequences of the merger of WFC Sub into NCB (Rev. Rul. 90-11).
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                                Representations
                                ---------------

The following representations have been made to the best of the knowledge of the management of NCB and WFC and form a material part of this opinion. If any one of these representations is not correct, the opinions contained herein may require substantial revision.

1) The fair market value of WFC voting stock and other consideration received by the shareholders of NCB will be approximately equal to the fair market value of the NCB stock surrendered in the exchange.

2) There is no plan or intention by the shareholders of NCB, who own five percent or more of the NCB stock, to sell, exchange, or otherwise dispose of, to WFC or a person related to WFC, a number of shares of the WFC voting stock received in the transaction that would reduce the NCB shareholders' ownership of WFC stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of NCB as of the same date. For purposes of this representation, shares of NCB stock exchanged for cash in lieu of fractional shares of WFC stock will be treated as outstanding NCB stock on the date of the transaction. Moreover, shares of NCB stock and shares of WFC stock held by the NCB shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

3) There is no plan or intention by the shareholders of NCB, owning less than five percent of the NCB stock, to sell, exchange, or otherwise dispose of, to WFC or a person related to WFC, a number of shares of the WFC voting stock received in the transaction that would reduce the NCB shareholders' ownership of WFC stock to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of NCB as of the same date. For purposes of this representation, shares of NCB stock exchanged for cash in lieu of fractional shares of WFC stock will be treated as outstanding NCB stock on the date of the transaction. Moreover, shares of NCB stock and shares of WFC stock held by the NCB shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the transaction will be considered in making this representation.

4) Immediately following the transaction, NCB will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of WFC Sub's net assets and at
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      least 70 percent of the fair market value of the WFC Sub's gross assets held immediately prior to the transaction. For purposes of this representation, amounts paid by NCB or WFC Sub to shareholders who receive cash or other property, amounts used by NCB or WFC Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends, but including cash paid by NCB to redeem unexercised stock options) made by NCB will be included as assets of NCB or WFC Sub, respectively, immediately prior to the transaction.

5) Prior to the transaction, WFC will be in control, as defined in section 368(c), of WFC Sub. For purposes of this representation, control within the meaning of section 368(c) is defined as ownership of stock possessing at least 80 percent of the voting power and 80 percent of each class of nonvoting stock.

6) NCB has no plan or intention to issue additional shares of its stock that would result in WFC losing control of NCB within the meaning of section 368(c).

7) WFC has no plan or intention to reacquire any of its stock issued in the transaction. However, WFC has an ongoing stock repurchase program for WFC Common Stock. The WFC repurchase program was created by action of the WFC Board of Directors and publicly announced on September 30, 1999. The program authorizes the repurchase of up to 82 million shares of Wells Fargo Common Stock. As of June 30, 1999, WFC had approximately 1.65 billion shares of Common Stock outstanding. The program is designed to help WFC meet common stock issuance requirements for WFC's employee benefit plans and conversion of convertible securities, and other company purposes, including acquisitions accounted for as purchases and for managing the company capital position.

      (i) WFC intends that all stock repurchases made pursuant to this stock repurchase program, or any other future stock repurchase program adopted by WFC, (a) shall be undertaken for a corporate business purpose, (b) shall be made in the open market for stock of WFC which is widely held and publicly traded, except that WFC may acquire stock in privately negotiated trades made directly with an entity that is not known to WFC to have acquired such stock in the Merger, and any redemptions or repurchases of stock issued in the Merger that occur shall be incidental to the operation of such stock repurchase plan, and (c) shall be limited to, in the aggregate, a small percentage of WFC Common Stock outstanding at the time of the redemption or repurchase.
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      (ii)   Any repurchases by WFC of WFC Common Stock on the open market at the same time that a former NCB shareholder may be selling such stock on the open market would be purely coincidental.

      (iii) WFC's program to repurchase WFC Common Stock subsequent to the Merger will not be undertaken at the request of NCB or NCB shareholders, and actual repurchases by WFC of WFC common stock following the Merger will not be made at the request of NCB or NCB shareholders.

8) WFC has no plan or intention to liquidate NCB; to merge NCB with or into another corporation; to sell or otherwise dispose of the stock of NCB except for transfers permitted under IRC Section 368(a)(2)(C) or Section 1.368-2(k)(2) of the Regulations; or to cause NCB to sell or otherwise dispose of any of its assets or of any of the assets acquired from WFC Sub, except for dispositions made in the ordinary course of business, transfers permitted under IRC Section 368(a)(2)(C) or Section 1.368-2(k)(2) of the Regulations; or transfers or dispositions that do not violate the "substantially all" test as described in paragraph (4) above.



9) WFC Sub will have no liabilities assumed by NCB, and will not transfer to NCB any assets subject to liabilities, in the transaction.

10) Following the transaction, NCB will continue its historic business or use a significant portion of its historic business assets in a business.

11) WFC and WFC Sub, NCB, and the NCB shareholders will pay their respective expenses, if any, incurred in connection with the transaction.

12) There is no intercorporate indebtedness existing between WFC and NCB or between WFC Sub and NCB that was issued, acquired, or will be settled at a discount.
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13)   In the transaction, shares of NCB stock representing control of NCB, as defined in section 368(c), will be exchanged solely for voting stock of WFC. For purposes of this representation, shares of NCB stock exchanged for cash or other property including shares redeemed from dissenting shareholders, will be treated as outstanding NCB stock on the date of the transaction.

14) At the time of the transaction, NCB will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in NCB that, if exercised or converted, would affect WFC' acquisition or retention of control of NCB, as defined in section 368(c).

15) WFC does not own, nor has it owned during the past five years, more than five percent of the stock of NCB.

16)   No two parties to the transaction are investment companies as defined in section 368(a)(2)(F)(iii) and section 368(a)(2)(F)(iv). Under section 368(a)(2)(F)(iii), an investment company means a regulated investment company, a real estate investment trust, or a corporation 50 percent or more of the value of whose total assets are stock and securities and 80 percent or more of the value of whose total assets are assets held for investment. In making the 50-percent and 80-percent determinations under the preceding sentence, stock and securities in any subsidiary corporation shall be disregarded and the parent corporation shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

17) On the date of the transaction, the fair market value of the assets of NCB will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

18) NCB is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A). Under section 368(a)(3)(A), a Title 11 or similar case means a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a Federal or State court.

a) The payment of cash in lieu of fractional shares of WFC stock is solely for the purpose of avoiding the expense and inconvenience to WFC of issuing fractional shares and does not represent separately bargained-for consideration. With the possible exception
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      of NCB shareholders who hold their shares under different names or in separate accounts or otherwise submit multiple letters of transmittal, the total cash received by a NCB shareholder in lieu of fractional share interests of WFC common stock will not exceed the average closing price of one full share of WFC common stock.

19) At the time of the transaction, none of NCB' liabilities guaranteed by third parties are in default. NCB is the primary obligor on the debt and has the wherewithal to repay the liabilities and is not insolvent. The liabilities were incurred in the normal course of business and are bona fide business debts.

20) Other than cash issued in lieu of fractional shares, no consideration other than WFC voting stock will be issued to the NCB shareholders in the transaction.

21) The WFC stock purchase rights issued to the NCB shareholders do not confer any current shareholder rights to the NCB shareholders, and such stock purchase rights have no current value.


                        Federal Income Tax Consequences
                        -------------------------------

Statutory Requirements of Reorganizations under Section 368(a)(2)(E)
--------------------------------------------------------------------

Treas. Reg. section 1.368-2(b)(1) provides that in order to qualify as a reorganization under section 368(a)(1)(A), the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a state or territory or the District of Columbia.

Section 368(a)(2)(E) provides that a merger that would otherwise qualify as a tax-free reorganization under section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation which before the merger was in control of the merged corporation is used in the transaction if:

      (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and substantially all of the properties of the merged corporation (the "substantially all of the properties" requirement); and
     (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation (the "control" requirement).
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  Substantially All of the Properties Requirement
  -----------------------------------------------

For purposes of obtaining a private letter ruling from the Internal Revenue Service (the "Service" or "IRS"), the substantially all requirement is considered to be satisfied if at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corporation prior to the transaction are acquired. Also, the Service treats amounts paid to dissenters, amounts paid for reorganization expenses, and amounts paid for redemptions and distributions (except for regular, normal distributions) as assets held immediately before the transaction. This standard exists only for purposes of obtaining a private letter ruling and is not a positive rule of law. See section 7.05.3 of Rev. Proc 86-42./3/

Any cash distributed in redemption of NCB option holders prior to the merger is taken into consideration for purposes of the substantially all of the properties requirement. Notwithstanding the distribution of such cash prior to the transaction, it has been represented that, following the transaction, NCB will hold at least 90 percent of the fair market value of the net assets of both NCB and WFC Sub and at least 70 percent of the fair market value of the gross assets of NCB and WFC Sub held by NCB and WFC Sub immediately prior to the transaction. This representation takes into account cash paid to dissenters, cash paid in lieu of fractional shares, and cash paid to redeem unexercised stock options. Therefore, the substantially all of the properties requirement of section 368(a)(2)(E) will be satisfied with respect to NCB and WFC Sub in the proposed transaction.

  Control Requirement
  -------------------

In order for a merger to qualify under sections 368(a)(1)(A) and 368(a)(2)(E), the former shareholders of the surviving corporation must exchange stock in the surviving corporation representing control of such corporation for voting stock of a corporation controlling the merged corporation. Control for purposes of section 368(a)(2)(E) is defined under section 368(c). Under section 368(c), control is defined as the ownership of stock possessing at least 80 percent of the total combined voting power of all shares entitled to vote and at least 80 percent of the total number of shares of each class of nonvoting stock of the corporation.

Immediately prior to the merger of WFC Sub with and into NCB, WFC Sub will be a wholly owned subsidiary of WFC. Therefore, WFC will be in control of WFC Sub as required under section 368(a)(2)(E), and WFC voting stock can be issued to the shareholders of NCB as consideration in the merger of WFC Sub into NCB, and not violate the tax-free nature of the

---------------------------
/3/ 1986-2 C.B. 722.
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merger. Only WFC voting common stock will be issued to the shareholders of NCB as consideration in the merger of WFC Sub with and into NCB.

Immediately prior to the merger of WFC Sub with and into NCB, NCB shareholders will own 100 percent of the outstanding NCB stock. In the merger of WFC Sub with and into NCB, the NCB shareholders will exchange 100 percent of the NCB stock solely for WFC voting stock. Therefore, the NCB shareholders will exchange stock in NCB representing control of NCB for voting stock of WFC.

The control requirements of a section 368(a)(2)(E) merger should therefore be satisfied.

Provided that the merger of WFC Sub with and into NCB will occur pursuant to California law, in our opinion, because the substantially all the properties and control requirements of section 368(a)(2)(E) will be satisfied with respect to NCB and WFC Sub in the proposed transaction, the merger of WFC Sub with and into NCB will satisfy all the statutory requirements for a tax-free reorganization under section 368(a)(2)(E).

Judicial Requirements of Reorganizations
----------------------------------------

In order for a transaction to qualify as a tax-free reorganization under section 368, certain judicial requirements must also be satisfied. These judicial requirements are business purpose, continuity of business enterprise, and continuity of interest. These judicial requirements have been developed through case law over the years and have been adopted in the Treasury Regulations under section 368.

     Business Purpose
     ----------------

As established by Gregory v. Helvering,/4/ there must be a valid corporate
                  ------- -- ---------
business purpose for the reorganization. This judicial requirement is incorporated in Treas. Reg. sections 1.368-l(b), 1.368-l(c), and 1.368-2(g). In accordance with the background to the merger described above, NCB believed that affiliating with WFC, a larger financial institution with significantly greater resources and expertise, offered expansion opportunities, financial products, and services not otherwise available to NCB and its customers, which would better enable NCB to compete in the Southern California market. Based upon the foregoing, the business reasons for the transaction should constitute a valid business purpose.

-----------------------------------
/4/ 293 U.S. 465 (1935).
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  Continuity of business enterprise
  ---------------------------------

Treas. Reg. section 1.368-l(d) requires the transaction to meet the continuity of business enterprise test. Treas. Reg. 1.368-1(d)(2) requires the acquiring corporation to either continue the acquired corporation's historic business or use a significant portion of the acquired corporation's historic business assets in a business. As represented above, NCB and WFC intend to continue the historic business lines of NCB or use a significant portion of NCB's historic assets in its business, therefore, the transaction should meet the continuity of business enterprise test.

  Continuity of shareholder interest
  ----------------------------------

The transaction must satisfy the shareholder continuity of interest test under Treas. Reg. section 1.368-l(b). This requires the former shareholders of NCB to receive a substantial continuing interest in WFC in the reorganization in the form of an equity interest in WFC. As provided in the plan of reorganization, the shareholders of NCB will exchange shares of NCB for shares of WFC. Furthermore, as represented above, The NCB shareholders have no plan or intention to sell or otherwise dispose of any of their shares of WFC voting stock to WFC or a person related to WFC following the transaction.

As NCB option holders are not bona fide shareholders, the redemption of such option holders prior to the merger should not compromise continuity of shareholder interest. Further, while the existence of dissenting shareholders can affect continuity of shareholder interest, in the instant case it has been represented that shares of NCB stock representing control as defined in section 368(c) (including shares redeemed from dissenting shareholders) will be exchanged in the transaction. As such, the existence of dissenting shareholders should not impair the merger from satisfying the continuity of shareholder interest requirement applicable to transactions qualifying under section 368(a)(2)(E).

Accordingly, the continuity of shareholder interest test should be satisfied for the transaction under these facts.



Effect of Stock Purchase Rights
-------------------------------

As described above, each share of WFC common stock has attached to it one preferred share purchase right. Such rights are designed to protect the interests of WFC and its shareholders against unsolicited offers to acquire the corporation. Revenue Ruling 90-11/5/ addressed a situation in which a corporation's board of directors adopted a plan, commonly referred to as a

-------------------------------
/5/ 1990-1, C.B. 10.
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"poison pill" plan, whereby the principal purpose of the adoption of the plan was to establish a mechanism by which the corporation could, in the future, provide its shareholders with rights to purchase stock at substantially less than fair market value as a means of responding to unsolicited offers to acquire such corporation. The rights included rights to purchase a fraction of a share of preferred stock for each share of common stock held upon the occurrence of a triggering event, subject to certain restrictions.

In its ruling, the IRS held that the adoption of the plan by the corporation's board of directors did not constitute the (i) distribution of stock or property by such corporation to its shareholders; (ii) an exchange of property or stock (either taxable or nontaxable); or (iii) any other event giving rise to the realization of gross income by any taxpayer.

The distribution of the WFC stock rights to the NCB shareholders as part of the merger consideration should not be considered boot in the reorganization under the holdings of Rev. Rul. 90-11.

Because the transaction satisfies all statutory and judicial requirements for a tax-free reorganization, the merger of WFC Sub with and into NCB will qualify as a reorganization under sections 386(a)(1)(A) and 368(a)(2)(E).

                             Substantial Authority
                             ---------------------

Providing the facts, assumptions, and representations contained herein are correct, substantial authority, within the meaning of Section 6662 of the Code, exists to reach the conclusions made in this opinion.

                            Caveats and Limitations
                            -----------------------

1) Our opinion is based upon the facts presented and representations made to us as described above in this letter. If the facts differ from those noted above, or if any of the representations are not accurate, our opinion may change.

2) The conclusions reached in this opinion represent and are based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures as of the date of this opinion letter. This opinion is not binding upon the Internal Revenue Service or the courts. It is our opinion that the IRS will not successfully assert a contrary position, although this cannot be guaranteed in the absence of a private letter ruling from the IRS. Furthermore, no assurance can be
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      given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. PricewaterhouseCoopers LLP undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the federal income tax laws.

3) This opinion does not address any federal tax consequences of the transactions set forth above, or transactions related or proximate to the transactions set forth above, except as specifically set forth herein. This opinion does not address any state, local, foreign, or other tax consequences that may result from any of the transactions set forth above, or transactions related to the transactions set forth above. Specifically, this opinion does not address any federal tax consequences regarding any transactions whatsoever, if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the assumptions set forth herein are not true and accurate at all relevant times. Additionally, this opinion does not address the tax consequences to the option holders who are redeemed as part of the overall transaction, or the tax treatment to the dissenters who have their NCB shares redeemed as part of the overall transaction. In the event any one of the assumptions is incorrect, the conclusions reached in this opinion might be adversely affected.

4) This opinion is based on the transactions as described in the draft Form S-4, which refers to the Agreement and Plan of Reorganization.

5) We have relied upon legal counsel regarding matters of law outside the tax area including, for example, the validity of (1) the corporations involved in the proposed transactions, and (2) the Agreement and Plan of Reorganization, including the appropriate and timely filings of each with the federal and state government agencies as appropriate.

6) PricewaterhouseCoopers LLP consents to the inclusion of the opinion within this letter in the S-4.


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If you have any questions, please call either James Damato at (213) 830-8244 or
Mark W. Boyer at (202) 414-1629.


Sincerely,


/s/ PricewaterhouseCoopers LLP